Exhibit 10.3
CONSULTING AND SEPARATION AGREEMENT

June 28, 2023

Steffen Pietzke VIA DOCUSIGN

Dear Steffen:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Enovix Corporation (the “Company”) is offering to you to aid in your employment transition.

1)SEPARATION. Your employment termination date will be July 9, 2023, (the “Separation Date”).

2)Accrued Salary and Paid Time Off. On the applicable payroll date after the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation/PTO earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to this payment by law.
3)Severance Benefits. If you timely sign this Agreement, allow the releases set forth herein to become effective, and comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the following benefits:

(a)SEVERANCE PAYMENT. The Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings. The severance will be paid in the form of salary continuation, in equal installments on the Company’s consecutive regular payroll schedule, starting on the Company’s applicable regularly scheduled payroll date that is at least one (1) week after the Effective Date (as defined herein).

(b)HEALTH INSURANCE. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense following the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage. If you timely elect continued coverage under COBRA, then the Company shall reimburse you for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) nine months from the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA coverage for any reason. You must timely pay your premiums, and then provide documentation to the Company, to obtain reimbursement for your COBRA premiums under this Section 3(b) which reimbursement shall be made within 21 days of submission of your documentation. In the event you are eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately

Exhibit 10.3
notify the Company in writing. Notwithstanding the foregoing, if the Company determines, in its sole discretion, either prior to or at any time during the COBRA Premium Period, that it cannot reimburse the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 105(h) of the Internal Revenue Code or Section 2716 of the Public Health Service Act), the Company instead shall pay, on the first day of each calendar month, a fully taxable cash payment equal to your applicable COBRA Premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA premiums.

(c)Prorated 2023 Bonus. The Company will pay you an additional severance payment equal to $76,615.38, which reflects your target quarterly and annual bonuses for 2023, prorated for the number of days you were employed with the Company in such year (the “Prorated 2023 Bonus”). The Prorated 2023 Bonus shall be paid at the time and in the manner the applicable bonuses are paid to employees.

(d)Accelerated Vesting. Effective as of the Separation Date, the Company will accelerate the vesting of eighteen (18) months of your equity awards such that you will be deemed vested in such shares as of the Separation Date (“Accelerated Vesting”). As of the Separation Date, any unvested RSUs other than the Accelerated Vesting shall be cancelled by the Company.

4)Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options. Additionally, you and the Company agree that the severance benefits outlined in this Agreement supersede and replace in entirety those severance benefits outlined in your Amended and Restated Employment Agreement, dated May 28, 2021, and that upon receipt of the benefits provided by this Agreement, you will not be entitled to, and will not receive, any further severance benefits from the Company.

5)Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6)Release of Claims.

(a)Release of Claims. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.

(b)Scope of Release. This general release includes, but is not limited to: (i) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits

Exhibit 10.3
interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the California Labor Code, the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c)ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (iv) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to the Company); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

(d)Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

(e)Exceptions. Notwithstanding the foregoing, you are not releasing the Company hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

7)Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your

Exhibit 10.3
right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

8)Consulting Period. Subject to your agreement to allow the releases set forth herein to become effective, and comply with all of your legal and contractual obligations to the Company, the Company will retain you as a consultant under the terms specified below. The consulting relationship will commence on the day following the Separation Date and continue through January 10, 2024 unless terminated earlier pursuant to the terms set forth below (the “Consulting Period”). You acknowledge and agree that prior to entering into this Agreement, the Company is under no legal obligation to retain your services as a consultant after the Separation Date and therefore this Consulting Period constitutes consideration for your obligations as specified herein.

(a)Consulting Services. During the Consulting Period, you will use your best efforts to provide consulting services as may be requested by the Company in the areas of your experience and expertise, which include but is not limited to providing transition and other assistance required by the Chief Financial Officer (the “Consulting Services”).
(b)Provision of Consulting Services. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such Consulting Services throughout the Consulting Period, on an as-needed basis. The Consulting Services shall constitute a permanent reduction in your services to the Company to not more than 20% of the average level of bona fide services you provided to the Company during the 36-month period immediately preceding the Separation Date (or such lesser period of time you have been with the Company), such that any such Consulting Services shall be deemed a “separation from service” under Section 409A (as defined below). You will not be required to report to the Company’s offices during the Consulting Period, except as specifically requested by the Company. When providing such services, you shall abide by the Company’s policies and procedures.
(c)Compensation for Consulting. Subject to (a) the Company’s receipt of a monthly invoice submitted by You reasonably detailing the scope and extent of Services as performed by You, and (b) Your timely and satisfactory performance of the Services: You will be compensated in RSUs that commence vesting on July 10, 2023. The number of RSUs subject to the grant will be calculated based on $400,000 divided by the closing price of the Enovix common shares on the date of grant by the Company’s Board of Directors, rounded down to the nearest whole share, vesting monthly over six months (“Consulting RSUs”). Upon the termination of the Consulting Period, the Consulting RSUs granted pursuant to the Equity Incentive Plan will cease vesting as of such termination date and shall continue to be governed in all respects by the governing Equity Incentive Plan documents and agreements. You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of the options and/or RSUs.
(d)Independent Contractor. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf, and you acknowledge and agree that your relationship with the Company

Exhibit 10.3
during the Consulting Period will not be subject to the Fair Labor Standards Act or other laws or regulations governing employment relationships.
(e)Taxes and Withholdings. The Company will not make any withholdings or deductions with respect to any compensation paid to you during the Consulting Period. You will be responsible for all taxes with respect to the Consulting Fees, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with any compensation provided to you by the Company during the Consulting Period.
(f)Confidential Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”) entered into between you and the Company, a copy of which his attached as Exhibit B and incorporated herein by reference.
(g)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.
(h)Standards of Conduct. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree that you will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with your obligations under this Agreement, including with respect to your ability to perform the Consulting Services.
(i)Representations. You represent and warrant that you are self-employed in an independently established trade, occupation, or business, maintain and operate a business that is separate and independent from the Company’s business, hold yourself out to the public as independently competent and available to provide applicable services similar to the Consulting Services, have obtained and/or expect to obtain clients or customers other than the Company for whom you will perform services, and will perform work for the Company that you understand is outside the usual course of the Company’s business. The Company will make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it will not interfere with other activities in which you may engage.
(j)Termination of Consulting Period. The Consulting Period shall end on the earliest to occur of the following (“Termination Date”) (i) January 10, 2024, (ii) the end of the three month period after the Separation Date at the Company’s option (iii) thirty (30) days after the Company provides you with written notice that it is terminating the Consulting Period, or (iv) immediately upon the Company’s written notice to you that you have breached any of your obligations hereunder or have breached any of your obligations under your Employee Confidential Information and Inventions Assignment Agreement.

Exhibit 10.3
9)Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested benefits you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions or equity under any Company severance plan, your offer letter, or any other agreements with the Company.

10)RETURN OF COMPANY PROPERTY. You agree that by the Termination Date, you will return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, drafts, financial and operational information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computing and electronic devices, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date or as soon as possible thereafter. If you have used any personally owned computer or other electronic device, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is completed. Your timely compliance with this paragraph is a condition to your receipt of the severance benefits provided under this Agreement.

11)Confidential Information Obligations. You acknowledge and reaffirm your continuing obligations under your Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

12)NON-DISPARAGEMENT. Subject to the exceptions set forth in paragraph 7 above entitled “Protected Rights”, you agree not to disparage the Company, its officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the section of this Agreement entitled “Protected Rights.” The Company will instruct the management team not to disparage you in any manner likely to be harmful to you, your business , business reputation, or personal reputation; provided that the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation.

13)No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

Exhibit 10.3
14)COOPERATION. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

15)Indemnification. You will continue to have all rights to indemnification, advancement of costs and other rights under the Company’s Articles of Incorporation and By-Laws and that certain Indemnity Agreement, effective May 28, 2021, between you and the Company. The Company shall continue to cover you under directors and officers liability insurance for as long as potential liability exists in the same amount and to the same extent, if any, as the Company covers its officers and directors.

16)NO ADMISSIONS. You and the Company understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or you to the Company or to any other person, and that neither you or the Company make any such admission.

17)Employment Verification. All external requests for verification of employment should be sent to Iryna Romaniv and you understand that the Company will confirm only your job title and dates of employment. During the period of your Consulting Agreement, you may represent to potential employers that you are serving as a Consultant to the Company and the Company shall not dispute that representation.

18)Representations. You hereby represent that except for what is provided in this Agreement, you have: been paid all compensation owed and for all hours worked; received all leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise; and not suffered any on-the- job injury for which you have not already filed a workers’ compensation claim.

19)Dispute Resolution. You and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from, or relating to, this Agreement or its interpretation, enforcement, breach, performance or execution, your employment or the termination of such employment (including, but not limited to, any statutory claims), shall be resolved, pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (or another mutually acceptable location) conducted before a single neutral arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). California law shall govern any such proceeding and the California Code of Civil Procedure shall apply. By agreeing to this arbitration procedure, both you and the Company waive the right to have any claim resolved through a trial by jury or judge. You will have the right to be represented by legal counsel at any arbitration proceeding, at your own expense. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall have sole authority for determining if a claim is subject to arbitration, and

Exhibit 10.3
any other procedural questions related to the dispute and bearing on the final disposition. In addition, the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS arbitration fees. Nothing in this Agreement shall prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

20)MISCELLANEOUS. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and electronic or facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within that timeframe.
We wish you the best in your future endeavors. Sincerely,
By:/s/ Raj Talluri
Raj Talluri
CEO

I have read, understand and agree fully to the foregoing Agreement:
/s/Steffen Pietzke
Steffen Pietzke
6/29/2023
Date

Exhibit A

Employee Confidential Information and Inventions Assignment Agreement